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                                                                   EXHIBIT 4.8

                                                              October 11, 2000

Mr. Gary W. Schreiner
2126 Melvin Drive
Rock Falls, IL 61071

Dear Mr. Schreiner:

                  Reference is made to the 14% Senior Convertible Debentures, dated April 15, 1999 and due April 15, 2002, in the principal amount of $5,000,000 (the "Debentures"), issued by Chromatics Color Sciences International, Inc. (the "Company") to Gary W. Schreiner and subsequently assigned to the holders listed on the signature pages hereto (the "Holders") pursuant to an Assignment Agreement, dated as of October 21, 1999.

                  The Company proposes to enter into a purchase and sale agreement (the "Crescent Agreement") with Crescent International Ltd. ("Crescent"), pursuant to which the Company would issue and sell to Crescent, and Crescent would purchase, shares of a newly-authorized series of preferred stock of the Company for an aggregate purchase price of up to Four Million Dollars ($4,000,000).

                  With respect to the foregoing, the Company and the Holders agree as follows:

                  1. Conversion of Debentures. The Company and the Holders hereby agree that, subject to the conditions set forth herein, effective October 31, 2000 the entire principal amount of the Debentures, and any accrued but unpaid interest thereon, shall be converted into a newly-authorized series of convertible preferred stock of the Company (the "Preferred Stock") which shall have all of the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferences and rights as shall be set forth in a Certificate of Amendment to the Certificate of Incorporation of the Company (the "Amendment"). The Amendment shall be in form and substance acceptable to the Holders and the Company and shall include, without limitation, the following terms:

- The Preferred Stock will be convertible into shares of the common stock, par value $.001 per share ("Common Stock"), of the Company at a conversion price of $4.68 per share.

- The Preferred Stock shall, with respect to the distribution of assets on liquidation, dissolution or winding up of the Company, rank senior and prior to all classes or series of capital stock of the Company, whether now or hereafter issued.

- Dividends shall accrue on the Preferred Stock beginning on April 15, 2002 at a rate of 8% per annum. Such dividends shall be payable quarterly and shall be cumulative whether or not declared. In the event that any dividend is not paid in full on any date which such

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         dividend is due and legally payable, dividends shall thereafter accrue and be payable at a rate of 11% per annum until all accrued dividends are paid in full.

-        The holders of the Preferred Stock shall have no voting rights.

- The Preferred Stock will be subject to adjustment for stock splits, combinations and similar recapitalizations affecting the Company's Common Stock, but in no event will the conversion price of the Preferred Stock be subject to adjustment for issuances of shares of the Company's Common Stock (or securities convertible into Common Stock) at prices below $4.68 per share.

- The Preferred Stock will be subject to involuntary conversion into shares of Common Stock at the option of the Company at a conversion price of $4.68 per share if the average closing bid price of the Company's Common Stock for ten consecutive trading days exceeds $10.29.

- The Preferred Stock will not be subject to mandatory redemption by the Company.

                  2. Warrants. In consideration of the Holders' agreement contained herein, the Company agrees to issue to the Holders an aggregate of 200,000 five-year warrants to purchase the Common Stock of the Company, at an exercise price of $1.50 per share.

                  3. Negative Pledge. In consideration of the Holders' agreement contained herein, the Company agrees (i) not to incur or permit any future liens on any of its properties or assets whether owned at the date hereof or hereafter acquired (except to a governmental entity by operation of law), (ii) not to assign or convey any rights to or security interests in any future revenues of the Company and (iii) not to allow any financings in the form of a debenture.

                  4. Effectiveness. The effectiveness of the agreement set forth herein shall be subject to and conditioned upon (i) the closing of the transactions contemplated by the Crescent Agreement (the "Transaction"), pursuant to which Crescent will make an investment in the Company of not less than $2,000,000, (ii) the Company's securing from the National Association of Securities Dealers, Inc. confirmation of its acceptance of the Company's proposal for remaining listed on the Nasdaq SmallCap Market and (iii) the Company's entering into letter agreements with Millennium and LB I Group Inc. in the forms annexed hereto as Exhibit A and Exhibit B. If each of the foregoing conditions has not been satisfied on or prior to 5:00 p.m. New York time on November 1, 2000, this Agreement shall be void and of no further force or effect.

                  5. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

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                  6. Governing Law. This Agreement shall be governed by,
construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof.

                  7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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       IN WITNESS WHEREOF, the Company and the Holders have executed this
Agreement as of the date first above written.


Chromatics Color Sciences International, Inc.


By: ______________________________        ________________________________
    Name:                                 Gary W. Schreiner
    Title:

                                          ________________________________
                                          G.W.S. Trust
                                          Gregory w. Schreiner, as Trustee
                                          u/a dated April 16, 1999 f/b/o
                                          Gregory W. Schreiner


                                          ________________________________
                                          S.M.S. Trust
                                          Steven M. Schreiner, as Trustee
                                          u/a dated April 16, 1999 f/b/o
                                          Steven M. Schreiner


                                          ________________________________
                                          L.B.P. Trust
                                          James N. Bergman, as Trustee u/a
                                          dated April 16, 1999 f/b/o Lawrence
                                          Brothers, Inc., an Illinois
                                          Corporation


                                          ________________________________
                                          B.J.S. Trust
                                          Bradley J. Schreiner, as Trustee
                                          u/a dated April 16, 1999 f/b/o
                                          Bradley J. Schreiner


                                          ________________________________
                                          G.A.P. Trust
                                          Gary W. Schreiner, as Trustee
                                          u/a dated April 16, 1999 f/b/o
                                          Gary W. Schreiner, et. al


                                          ________________________________
                                          G. W. Schreiner Trust
                                          Roger A. Colmark, as Trustee
                                          u/a dated June 7, 1990 f/b/o
                                          Gary W. Schreiner



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